Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2019 Results

Achieves Metallurgical segment gross margin of $91.4 million, or a record $50.95 per ton

Surpasses 8.1 million shares repurchased, or 32 percent of initial shares outstanding

Announces board authorization for an additional $300 million in share buybacks

Completes initial slope work and produces first development tons at Leer South

ST. LOUIS, April 23, 2019 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $72.7 million, or $3.91 per diluted share, in the first quarter of 2019, compared with net income of $60.0 million, or $2.74 per diluted share, in the prior-year period.  The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, and non-operating expenses (“adjusted EBITDA”) (1) of $107.3 million in the first quarter of 2019, which includes a $13.0 million non-cash mark-to-market gain associated with the company’s coal-hedging activities.  This compares to $104.9 million of adjusted EBITDA recorded in the first quarter of 2018.  Revenues totaled $555.2 million for the three months ended March 31, 2019, versus $575.3 million in the prior-year quarter.

“Arch is out of the gates in excellent fashion in 2019 with yet another strong operating performance, a robust level of capital returned to shareholders, and significant progress in the development of our next world-class coking coal mine,” said John W. Eaves, Arch’s chief executive officer.  “During the first quarter, we captured record margins from our coking coal portfolio, exhibited solid cost control in our Metallurgical segment during a lighter-than-ratable shipping quarter, and overcame flood-related rail service disruptions at our Powder River Basin operations.  In addition, we returned $86 million to shareholders under our capital return program, bringing the total returned since the program’s inception to $726 million.  All told, Arch has now bought back nearly one third of our initial shares outstanding.”

In keeping with its strong and ongoing capital return progress, the Arch board authorized an additional $300 million of expenditures for share buybacks, bringing the total authorization since the program’s launch to $1.05 billion.  With this increase, Arch had $388 million remaining under its existing authorization at March 31, 2019.

(1)  Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“Given our outlook for strong and continued free cash generation through the balance of the year, Arch expects to be in excellent position to drive ahead with our capital return program while simultaneously laying a powerful foundation for future volume and earnings growth at the new Leer South mine,” Eaves said.

Capital Allocation Progress and Liquidity Update

During the first quarter, Arch repurchased 872,000 shares of common stock, representing 3.5 percent of initial shares outstanding, at a total investment of $78.3 million.  In the past eight quarters, Arch has invested a total of $662.1 million to buy back 8.1 million shares, which has served to lower the corporation’s outstanding share count from 25.0 million to 16.9 million.

In addition to the buybacks, Arch returned $7.8 million to shareholders through its recurring quarterly dividend, bringing total capital returned to $86 million for the quarter just ended.  The $86 million returned to shareholders during the first quarter represented an 11 percent increase over the quarterly average achieved in 2018, even with the expenditure of roughly $18 million on the development of Leer South.  Since launching the capital return program in May 2017, Arch has returned a total of $725.6 million to shareholders via buybacks and dividends.

“In the quarter just ended, Arch continued to demonstrate the substantial, cash-generating capabilities of its assets by returning $86 million to shareholders, while at the same time making excellent progress in the development of a second world-class longwall mine on our Leer reserve base,” said John T. Drexler, Arch’s chief financial officer.  “Additionally, Arch continues to maintain its industry-leading balance sheet and strong liquidity position.”

Arch ended the quarter with approximately $490 million in liquidity — including $383 million in cash — and a net cash position of $65 million.  “We believe Arch has a unique and compelling value proposition — one that combines the industry’s strongest balance sheet with its most promising growth story,” Drexler said.

As the year progresses, Arch expects its cash generation to be further bolstered by the conversion to cash of a significant percentage of the $52 million tax benefit recognized in 2018.

Arch is also announcing board approval of the next quarterly cash dividend payment of $0.45 per common share, which is scheduled to be paid on June 14, 2019 to stockholders of record at the close of business on May 31, 2019.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

Operational Results

“Our coking coal operations performed exceptionally well during the quarter as we captured record per-ton realizations on coking coal sales, delivered a solid cost performance and achieved record margins, even with the anticipated, lower-than-ratable shipments,” said Paul A. Lang, Arch’s president and chief operating officer.  “This strong performance more than offset lower volumes in both our Powder River Basin and Colorado operations, where we were adversely affected by widespread rail outages stemming from historic flooding in the Midwest in February and March.”

	Metallurgical
	1Q19	4Q18	1Q18

Tons sold (in millions)	1.8	2.1	1.8
Coking	1.5	1.9	1.5
Thermal	0.3	0.2	0.3
Coal sales per ton sold	$118.22	$121.53	$115.97
Coking	$133.22	$130.49	$131.90
Thermal	$34.66	$37.83	$31.37
Cash cost per ton sold	$67.27	$74.84	$68.33
Cash margin per ton	$50.95	$46.69	$47.64

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.” Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Sentinel.

As anticipated, the Metallurgical segment turned in what Arch expects to be its lowest shipping quarter of the year due to an accelerated shipping schedule in the fourth quarter of 2018, the seasonal closure of Great Lakes shipping channels, and scheduled longwall moves at both the Leer and Mountain Laurel mines.

The average per-ton realization on coking coal sales increased 2 percent versus the already strong levels achieved in the fourth quarter of 2018, while per-ton cash costs declined 10 percent to $67.27.  While higher than the guidance range for the full year, coking coal costs were appreciably lower than initially forecast due in part to higher-than-anticipated shipping levels.  The segment’s average cash margin increased 9 percent to a record $50.95 per ton.

Looking ahead, Arch’s second quarter coking coal sales volumes are likely to be roughly 10 percent higher than those experienced in the first quarter, with moves once again scheduled at both of the segment’s longwall mines.  “We remain comfortable with our full year guidance for both volume and costs, and expect a very strong performance from our Metallurgical segment in the second half of the year,” Lang said.

	Powder River Basin
	1Q19	4Q18	1Q18

Tons sold (in millions)	17.1	19.5	19.7
Coal sales per ton sold	$12.18	$11.88	$12.15
Cash cost per ton sold	$10.98	$10.66	$10.77
Cash margin per ton	$1.20	$1.22	$1.38

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.” Mining complexes included in this segment are Black Thunder and Coal Creek.

In the Powder River Basin, sales volumes totaled 17.1 million tons, which was approximately 13 percent lower than the fourth quarter of 2018.  Despite these low volume levels, the Powder River Basin segment achieved an average per-ton cost of $10.98, consistent with the guidance range provided for full-year 2019.

Looking ahead, Arch expects flood-related rail disruptions to persist for most of the second quarter, which is historically the lowest-volume quarter of the year.  As a result, Arch expects second quarter volumes to come in below first-quarter levels, which will also pressure operating costs.  Despite these second quarter impacts, Arch remains comfortable with its full-year thermal coal volume guidance, as well as its cash cost guidance of $10.70 to $11.00 per ton in the Powder River Basin.

	Other Thermal
	1Q19	4Q18	1Q18

Tons sold (in millions)	1.7	2.3	2.2
Coal sales per ton sold	$38.58	$34.89	$35.59
Cash cost per ton sold	$35.28	$28.76	$28.53
Cash margin per ton	$3.30	$6.13	$7.06

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.” Mining complexes included in this segment are Coal-Mac, Viper and West Elk.

In the Other Thermal segment, volumes declined 28 percent versus the fourth quarter of 2018 due to lower shipments at the West Elk mine related to timing issues and the aforementioned flood-related rail disruptions, as well as short-term geologic variability at Coal-Mac.  Those lower volumes translated into a 23-percent increase in the segment’s average cash cost per ton and a compressed cash margin of $3.30 per ton.

Looking ahead, Arch expects significantly improved results in subsequent quarters and still anticipates its 2019 cash cost per ton sold to be between $29.00 and $33.00 per ton.

Progress at Leer South

During the first quarter, Arch made excellent progress in the development of its new Leer South mine, completing initial slope work and producing first development tons.  The company is on track to commence longwall mining at Leer South in the fourth quarter of 2021.

“As previously noted, we expect Leer South to replicate the great success of our world-class Leer longwall mine, with an exceptional return on investment and a rapid payback across a wide range of market scenarios,” Lang said.

With the addition of Leer South, Arch expects to expand its High-Vol A output by an incremental 3 million tons; enhance its already advantageous position on the U.S. cost curve; strengthen its coking coal profit margins in virtually any market environment; and cement its position as the leading supplier of High-Vol A coking coal globally.

In addition to the work at Leer South, Arch continues to prove up additional longwall panels for the Leer mine on its 200-million-ton, High-Vol A reserve base.  At present, Leer’s mine plan is expected to support longwall mining into the early 2030s, and Arch expects to add to that total as it moves forward with additional drilling, engineering and permitting.  As previously noted, the Leer mine will be progressing into the heart of its reserve base in 2020 — at which point the average seam thickness of the Leer reserves will increase by roughly 12 inches.  That should drive both an increase in output and a reduction in the per-ton cost.

At present, Arch expects its High-Vol A output to climb to at least 7 million tons per year in 2022 and to remain at or above that level into the 2030s.

In another significant development, the West Virginia legislature passed — and the Governor signed — new legislation that is intended to spur investment in the state’s coal-mining sector.  Arch believes this new law could result in severance tax rebates at Leer South totaling more than $100 million on an undiscounted basis over the course of the mine’s first 10 years of operation, based on the company’s current market outlook.

“We applaud the Governor and legislature for passing this impactful and pro-investment legislation,” Lang said.  “We expect this new law to factor significantly in our ongoing evaluation of further investment opportunities on our 200-million-ton Leer reserve base.”

Key Market Developments

Arch expects global coking coal markets to remain strong throughout 2019, buoyed by resilient world steel demand and global steel prices that continue to trade at levels above historical averages.

In China, steel demand is being supported by Beijing’s aggressive stimulus policies and a robust infrastructure build-out effort.  In the U.S., blast furnace output is up markedly year-to-date, with mill utilization rates currently exceeding 82 percent.  In India, the outlook for durable, long-term demand growth remains promising, as the government continues to target a near-tripling of blast furnace capacity by 2030.

Consistent with this picture, global coking coal markets remain tight and well-supported, with U.S. East Coast prices for High-Vol A coal — Arch’s primary product — hovering around $200 per metric ton.

On the supply side, years of under-investment in new mine capacity along with a fragile global logistics chain continue to pressure volumes.  Australian coking coal exports have been hampered by a strained rail system and an extensive and continuing port maintenance schedule.  At the same time, Chinese coking coal mines continue to experience cost and quality pressures, which has served to keep Chinese domestic coking coal prices above the prevailing seaborne marks.  In North America, coking coal output is struggling to hold steady despite robust pricing levels.

In domestic thermal markets, widespread flooding in the U.S. Midwest has slowed thermal coal deliveries markedly and is likely to drive further reductions in generator stockpile levels.  As previously noted, utility stockpiles ended the year at around 60 days of supply, which Arch believes is within five to 10 days of average target levels.

Arch believes that solicitations for Powder River Basin coal during the first quarter were the highest in five years, and the company continues to place tons for delivery in both 2019 and outer years.  At the end of the first quarter, Arch was nearly 95 percent committed based on the mid-point of its 2019 thermal guidance.

While seaborne thermal prices have slipped in recent weeks, Arch had previously placed a significant volume of thermal coal for delivery in 2019 from both its West Elk and Coal-Mac mines, at a time when prices were significantly stronger than they are today.

Outlook

“We remain highly enthusiastic about Arch’s value proposition and growth trajectory,” Eaves said.  “We expect our existing portfolio to continue to generate substantial levels of cash, and for the start-up of the Leer South longwall to take our cash-generating potential to the next level in late 2021.  Looking ahead, we remain sharply focused on driving forward with each of our principal financial objectives — returning robust levels of cash to shareholders, sustaining our existing portfolio of world-class coking coal operations, constructing another powerful cash-generating asset at Leer South, and maintaining our rock-solid balance sheet.”

	2019
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	6.6	-	7.0
Thermal	80.0	-	85.0
Total	86.6		92.0

Metallurgical (in millions of tons)
Committed, Priced Coking North American			0.9	$123.94
Committed, Unpriced Coking North American			0.8
Committed, Priced Coking Seaborne			1.6	$132.25
Committed, Unpriced Coking Seaborne			3.1
Total Committed Coking			6.4

Committed, Priced Thermal Byproduct			0.9	$32.97
Committed, Unpriced Thermal Byproduct			—
Total Committed Thermal Byproduct			0.9

Average Metallurgical Cash Cost				$61.0 - $66.0

Powder River Basin (in millions of tons)
Committed, Priced			67.3	$12.12
Committed, Unpriced			1.4
Total Committed			68.7
Average Cash Cost				$10.70 - $11.00

Other Thermal (in millions of tons)
Committed, Priced			6.8	$40.28
Committed, Unpriced			1.0
Total Committed			7.8
Average Cash Cost				$29.00 - $33.00

Corporate (in $ millions)
D,D&A	$115.0	-	$120.0
ARO Accretion	$19.0	-	$21.0
S,G&A - cash	$74.0	-	$78.0
S,G&A - non-cash	$18.0	-	$20.0
Net Interest Expense	$10.0	-	$15.0
Capital Expenditures	$170.0	-	$190.0
Tax Provision (%)	Approximately 0%

A conference call regarding Arch Coal’s first quarter 2019 financial results will be webcast live today at 10 a.m. Eastern time.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries.  Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions.  For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our emergence from Chapter 11 bankruptcy protection; changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)

Revenues	$555,183	$575,295

Costs, expenses and other operating
Cost of sales	438,471	454,780
Depreciation, depletion and amortization	25,273	29,703
Accretion on asset retirement obligations	5,137	6,992
Amortization of sales contracts, net	65	3,051
Change in fair value of coal derivatives and coal trading activities, net	(12,981)	(3,414)
Selling, general and administrative expenses	24,089	25,948
Other operating income, net	(1,650)	(6,932)
	478,404	510,128

Income from operations	76,779	65,167

Interest expense, net
Interest expense	(4,432)	(5,395)
Interest and investment income	2,143	1,273
	(2,289)	(4,122)

Income before nonoperating expenses	74,490	61,045

Nonoperating (expenses) income
Non-service related pension and postretirement benefit costs	(1,766)	(1,303)
Reorganization items, net	87	(301)
	(1,679)	(1,604)

Income before income taxes	72,811	59,441
Provision for (benefit from) income taxes	70	(544)

Net income	$72,741	$59,985

Net income per common share
Basic EPS	$4.16	$2.87
Diluted EPS	$3.91	$2.74

Weighted average shares outstanding
Basic weighted average shares outstanding	17,494	20,901
Diluted weighted average shares outstanding	18,599	21,875

Dividends declared per common share	$0.45	$0.40

Adjusted EBITDA (A) (Unaudited)	$107,254	$104,913

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$218,750	$264,937
Short-term investments	164,664	162,797
Trade accounts receivable	195,095	200,904
Other receivables	44,528	48,926
Inventories	145,607	125,470
Other current assets	64,192	75,749
Total current assets	832,836	878,783

Property, plant and equipment, net	848,749	834,828

Other assets
Equity investments	105,419	104,676
Other noncurrent assets	76,197	68,773
Total other assets	181,616	173,449
Total assets	$1,863,201	$1,887,060

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$138,935	$128,024
Accrued expenses and other current liabilities	143,586	183,514
Current maturities of debt	15,210	17,797
Total current liabilities	297,731	329,335
Long-term debt	297,733	300,186
Asset retirement obligations	233,614	230,304
Accrued pension benefits	15,452	16,147
Accrued postretirement benefits other than pension	81,296	83,163
Accrued workers’ compensation	168,851	174,303
Other noncurrent liabilities	68,577	48,801
Total liabilities	1,163,254	1,182,239

Stockholders’ equity
Common Stock	250	250
Paid-in capital	723,143	717,492
Retained earnings	592,296	527,666
Treasury stock, at cost	(662,132)	(583,883)
Accumulated other comprehensive income	46,390	43,296
Total stockholders’ equity	699,947	704,821
Total liabilities and stockholders’ equity	$1,863,201	$1,887,060

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Operating activities
Net income	$72,741	$59,985
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	25,273	29,703
Accretion on asset retirement obligations	5,137	6,992
Amortization of sales contracts, net	65	3,051
Deferred income taxes	—	12,127
Employee stock-based compensation expense	5,651	3,845
(Gains) losses on disposals and divestitures	(475)	134
Amortization relating to financing activities	907	1,080
Changes in:
Receivables	7,410	(28,728)
Inventories	(20,137)	(14,871)
Accounts payable, accrued expenses and other current liabilities	(17,861)	(26,052)
Income taxes, net	76	11,596
Other	6,197	8,005
Cash provided by operating activities	84,984	66,867

Investing activities
Capital expenditures	(39,147)	(9,453)
Minimum royalty payments	(63)	(62)
Proceeds from disposals and divestitures	608	54
Purchases of short term investments	(27,902)	(38,458)
Proceeds from sales of short term investments	26,500	49,400
Investments in and advances to affiliates, net	(2,196)	—
Cash provided by (used in) investing activities	(42,200)	1,481

Financing activities
Payments on term loan due 2024	(750)	(750)
Net payments on other debt	(4,633)	(3,431)
Dividends paid	(7,839)	(8,335)
Purchases of treasury stock	(75,749)	(38,186)
Other	—	10
Cash used in financing activities	(88,971)	(50,692)

Increase (decrease) in cash and cash equivalents, including restricted cash	(46,187)	17,656
Cash and cash equivalents, including restricted cash, beginning of period	264,937	273,602

Cash and cash equivalents, including restricted cash, end of period	$218,750	$291,258

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$218,750	$288,332
Restricted cash	—	2,926

	$218,750	$291,258

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Term loan due 2024 ($294.0 million face value)	$292,924	$293,626
Other	25,849	30,449
Debt issuance costs	(5,830)	(6,092)
	312,943	317,983
Less: current maturities of debt	15,210	17,797
Long-term debt	$297,733	$300,186

Calculation of net debt
Total debt (excluding debt issuance costs)	$318,773	$324,075
Less liquid assets:
Cash and cash equivalents	218,750	264,937
Short term investments	164,664	162,797
	383,414	427,734
Net debt	$(64,641)	$(103,659)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended March 31, 2019		Three Months Ended December 31, 2018		Three Months Ended March 31, 2018
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	17.1		19.5		19.7

Segment Sales	$208.7	$12.18	$231.9	$11.88	$239.9	$12.15
Segment Cash Cost of Sales	188.3	10.98	208.1	10.66	212.6	10.77
Segment Cash Margin	20.4	1.20	23.8	1.22	27.3	1.38

Metallurgical
Tons Sold	1.8		2.1		1.8

Segment Sales	$212.0	$118.22	$253.8	$121.53	$203.5	$115.97
Segment Cash Cost of Sales	120.6	67.27	156.3	74.84	119.9	68.33
Segment Cash Margin	91.4	50.95	97.4	46.69	83.6	47.64

Other Thermal
Tons Sold	1.7		2.3		2.2

Segment Sales	$65.1	$38.58	$81.6	$34.89	$77.1	$35.59
Segment Cash Cost of Sales	59.5	35.28	67.3	28.76	61.8	28.53
Segment Cash Margin	5.6	3.30	14.3	6.13	15.3	7.06

Total Segment Cash Margin	$117.4		$135.6		$126.2

Selling, general and administrative expenses	(24.1)		(26.7)		(25.9)
Other	14.0		13.7		4.6

Adjusted EBITDA	$107.3		$122.6		$104.9

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended March 31, 2019 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$212,729	$253,262	$85,978	$3,214	$555,183
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	2,044	—	2,044
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	3,214	3,214
Transportation costs	4,006	41,298	18,882		64,186
Non-GAAP Segment coal sales revenues	$208,723	$211,964	$65,052	$—	$485,739
Tons sold	17,141	1,793	1,686
Coal sales per ton sold	$12.18	$118.22	$38.58

Quarter ended December 31, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$236,014	$302,915	$106,887	$5,146	$650,962
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	3,516	—	3,516
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	5,146	5,146
Transportation costs	4,142	49,077	21,732	—	74,951
Non-GAAP Segment coal sales revenues	$231,872	$253,838	$81,639	$—	$567,349
Tons sold	19,521	2,089	2,340
Coal sales per ton sold	$11.88	$121.53	$34.89

Quarter ended March 31, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$245,427	$238,348	$91,520	$—	$575,295
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	1,031	—	1,031
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	—	—
Transportation costs	5,478	34,885	13,394	—	53,757
Non-GAAP Segment coal sales revenues	$239,949	$203,463	$77,095	$—	$520,507
Tons sold	19,744	1,754	2,166
Coal sales per ton sold	$12.15	$115.97	$35.59

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended March 31, 2019 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$191,647	$161,911	$78,366	$6,546	$438,470
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(638)	—	—	—	(638)
Transportation costs	4,006	41,298	18,882	—	64,186
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,239	4,239
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,307	2,307
Non-GAAP Segment cash cost of coal sales	$188,279	$120,613	$59,484	$—	$368,376
Tons sold	17,141	1,793	1,686
Cash cost per ton sold	$10.98	$67.27	$35.28

Quarter ended December 31, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$212,434	$205,390	$89,040	$7,141	$514,005
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	120	—	—	—	120
Transportation costs	4,142	49,077	21,732	—	74,951
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,746	4,746
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,395	2,395
Non-GAAP Segment cash cost of coal sales	$208,172	$156,313	$67,308	$—	$431,793
Tons sold	19,521	2,089	2,340
Cash cost per ton sold	$10.66	$74.84	$28.76

Quarter ended March 31, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$218,526	$154,763	$75,188	$6,303	$454,780
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	439	—	—	—	439
Transportation costs	5,478	34,885	13,394	—	53,757
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,232	4,232
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,071	2,071
Non-GAAP Segment cash cost of coal sales	$212,609	$119,878	$61,794	$—	$394,281
Tons sold	19,744	1,754	2,166
Cash cost per ton sold	$10.77	$68.33	$28.53

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Net income	$72,741	$59,985
Provision for (benefit from) income taxes	70	(544)
Interest expense, net	2,289	4,122
Depreciation, depletion and amortization	25,273	29,703
Accretion on asset retirement obligations	5,137	6,992
Amortization of sales contracts, net	65	3,051
Non-service related pension and postretirement benefit costs	1,766	1,303
Reorganization items, net	(87)	301

Adjusted EBITDA	$107,254	$104,913